Exhibit 99.1

YOU On Demand Launches Mobile Streaming Service On C Media's Railway Wi-Fi Platform - Immediate access to 70 million captive consumers annually on express and high-speed trains

NEW YORK, April 28, 2015 /PRNewswire/ -- YOU On Demand Holdings, Inc. (NASDAQ: YOD) ("YOU On Demand" or "YOD") a leading Video On Demand ("VOD") service provider in China delivering Hollywood movies and premium content to mobile and TV screens, announced today a strategic partnership with C Media, where YOD's YOU Cinema service will become available to tens of millions of train passengers through C Media's proprietary and recently launched railway Wi-Fi service platform ("C Rail Wi-Fi").

In 2014, C Media secured the concession rights, via the appropriate regional railway administrations, to exclusively operate the Wi-Fi service on express and high-speed trains. To date, C Media has approximately 1,000 trains under its concession agreements and 140 trains already installed with C Rail Wi-Fi, making C Media the largest railway carriage Wi-Fi service provider in China, with immediate access to over 70 million captive consumers on board these 140 trains, annually. Once fully rolled out to all 1,000 trains, C Rail Wi-Fi will become a major gateway for YOU On Demand to access several hundred million travellers each year.

YOU Cinema will be made available to train passengers as an integral part of the C Rail Wi-Fi service, as well as an independent mobile app that users, once disembarked from the train, can continue to enjoy through continuous access on their mobile device as a regular service subscriber. Over the next six months, the two companies will work closely together to develop the most effective marketing and revenue models for this collaboration while it is being actively rolled out.

"This deal marks the continued operational cooperation between YOU On Demand and C Media, following C Media's strategic investment in YOU On Demand in 2013," Weicheng Liu, CEO of YOU On Demand stated. "We are very excited to work with C Media on this significant opportunity specifically as it relates to the size and scope of potential customers that YOU On Demand will have access to. The captive nature of a train car where travellers have several hours of quiet and uninterrupted time blends itself seamlessly to watching high quality long form video such as Hollywood and domestic movies and other premium content."

Mr. Xuesong Song, Chairman and CEO of C Media said, "We continue to be impressed with YOU On Demand's penetration into the mobile and OTT space and believe the YOU Cinema offering fits perfectly with the C Rail Wi-Fi platform service. Our initial trials indicate that movies and full-length feature films rank among the top content and entertainment desired and consumed by train passengers on their commute or journey. We look forward to partnering with YOU On Demand on this massive roll-out as well as other projects in the future."

About YOU On Demand Holdings, Inc. (http://corporate.yod.com)

YOU On Demand (NASDAQ: YOD), is a leading multi-platform entertainment service company delivering premium content, including leading Hollywood movie titles, to customers across China via Subscription Video On Demand and Transactional Video On Demand. The Company has secured alliances with leading global media operators and content developers. YOU On Demand has content distribution agreements in place with many of Hollywood's top studios including Disney Media Distribution, Paramount Pictures, NBC Universal and Twentieth Century Fox Television Distribution, as well as a broad selection of the best content from Chinese filmmakers. The Company has a comprehensive end-to-end secure delivery system, governmental partnerships and approvals and offers additional value-added services. YOU On Demand has strategic partnerships with the largest media entities in China, a highly experienced management team with international background and expertise in Cable, Television, Film, Digital Media, Internet and Telecom. YOU On Demand is headquartered in New York, NY with its China headquarters in Beijing.

About C Media Limited (www.cmmobi.com)

Founded in 2004, C Media is a mobile internet company offering a variety of mobile internet services via its railway Wi-Fi network and factory dorm Wi-Fi network in China. C Media is the largest railway Wi-Fi operator to exclusively operate carriage network service in its contracted trains installed with C Rail Wi-Fi system in China. The Company also provides mobile internet services to dormitory workers via Wi-Fi networks installed in factory dormitories. The Company's mobile internet services span video, game, e-reading, music, e-commerce and social networking, etc. Content distribution and services are enabled through its own mobile apps ("Luokuang") and its proprietary operation platform.

In 2012 and 2011, the company ranked 3rd and 23rd in the winner lists of Deloitte Technology Fast 50 China, respectively; it was also ranked 6th and 133rd in the winner lists of Deloitte Technology Fast 500 Asia Pacific in the past two years.

C Media is headquartered in Beijing with more than 300 employees. It has wholly owned subsidiaries and branches in Suqian of Jiangsu province, Shenzhen, Guangzhou, Wuhan and Chongqing. The company has received certifications for High and New Technology Enterprises, Software Enterprises, and ISO9001. It also holds the licenses and permits of Audio/Video Programs Dissemination via Information Networks, Value-added Service Business, Radio and Television Program Production, Internet Culture Operation, together with more than 40 software copyrights and patents.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
Jason Finkelstein
YOU On Demand
212-206-1216
jason.finkelstein@yod.com
@youondemand